HAMILTON, P.C.
2121 S Oneida St., Ste 312
Denver, CO  80224
 (303) 548-8072

October 22, 2012

Securities and Exchange Commission
100 F. Street, N.E.
Washington, DC 20549

RE: Webtradex International Corporation
      File No. 333-127389

Commissioners:

We have read Item 4.01 of the Form 8-K dated October 22, 2012, of Webtradex International Corporation and are in agreement with the statements contained therein insofar as they relate to our resignation and our audit for the fiscal year ended March 31, 2012 and our reviews of interim financial statements.  We agree with the statements concerning our Firm in such Form 8-K.  At this time, there are no accounting disagreements on the financial statements audited or reviewed by this firm and filed with the Securities and Exchange Commission.  We are not in a position to agree or disagree with the statements contained therein in Item 4.01 regarding the engagement of another independent registered public accounting firm or the approval of such engagement by the Board of Directors of the registrant.

Sincerely,

/s/ Hamilton, P.C.

16.1